                                                                       EXHIBIT 5


                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                             1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019-6064

                                   December 1, 1998


New Playboy, Inc.
680 North Lake Shore Drive
Chicago, Illinois  60611

               Re:  New Playboy, Inc.
                    Registration Statement on Form S-4
                    File No. 333-

Ladies and Gentlemen:

          We have acted as counsel for New Playboy Inc., a Delaware corporation (the "Company"), in connection with (a) the execution and delivery by the Company of the Agreement and Plan of Merger, dated as of May 29, 1998, as amended as of November 16, 1998, by and among the Company, Playboy Enterprises, Inc., Playboy Acquisition Corp., Spice Acquisition Corp. and Spice Entertainment Companies, Inc. (the "Merger Agreement"), and (b) the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), of shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and shares of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), which registration is to be effected under a Registration Statement on Form S-4 (the "Registration Statement") filed today.

          We have examined those corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all individuals who have executed any of the documents reviewed by us. In rendering our opinion set forth below, we have relied as to factual matters upon information obtained from the Company, its officers and representatives and public officials.

          Based on this examination, we are of the opinion that (a) the Company has the corporate power and authority under the General Corporation Law of the State of Delaware and under its Amended and Restated Certificate of Incorporation and By-Laws to issue the Shares, (b) the Shares are validly authorized, and (c) the Shares, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                   Very truly yours,


                         /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                         PAUL, WEISS, RIFKIND, WHARTON & GARRISON